Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Cyren Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 3.00 per share	457(c)	6,445,895	$2.26	$14,537,426.99	$0.0000927	$1,347.62
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		-		—	—	—	—	—
	Total Offering Amounts					$14,537,426.99		—
	Total Fees Previously Paid							—
	Net Fee Due							$1,347.62

(1)	Amount includes (i) 760,757 ordinary shares, (ii) 2,368,318 ordinary shares issuable upon the exercise of pre-funded warrants (iii) 3,129,075 ordinary shares issuable upon exercise of warrants, and (iv) 187,745 ordinary shares issuable upon the exercise of placement agent warrants each of which were issued in a private placement transaction. All of the ordinary shares being registered hereby are offered for the account of the selling shareholders.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover an indeterminate number of additional ordinary shares that may become issuable by virtue of any dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the proposed maximum aggregate offering price of the ordinary shares is based on the average of the high and low price per ordinary share on February 22, 2022, as reported on The Nasdaq Global Select Market.